UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010
Terreno Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34603	27-1262675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
(Address of principal executive offices) (Zip Code)
(415) 655-4580
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 23, 2010, a wholly-owned subsidiary of Terreno Realty Corporation (the “Company”) entered into an agreement (the “Agreement”) with a third-party seller (the “Seller”) to acquire an industrial property located in Northern New Jersey consisting of one building, aggregating approximately 413,000 square feet (the “Property”) for a purchase price of approximately $22.5 million. The Company expects to utilize cash on hand to fund the acquisition. The acquisition is currently scheduled to close within 30 days, subject to certain extension rights of the parties as set forth in the Agreement and subject to due diligence and the satisfaction of customary closing conditions.
There are no material relationships between the Company or its affiliates and the Seller, other than in respect of the Agreement. There is no assurance that the Company will acquire the Property because the proposed acquisition is subject to a variety of factors, including due diligence and the satisfaction of customary closing conditions.
Forward-Looking Statements.
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including our ability to acquire the Property in the expected time frame, or at all, as well as those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terreno Realty Corporation
Date: September 27, 2010	By:	/s/ Michael A. Coke
Michael A. Coke
President and Chief Financial Officer

3